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                                                                     EXHIBIT 3.3

                       ALEXANDER HAAGEN PROPERTIES, INC.

                             ARTICLES OF AMENDMENT
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          ALEXANDER HAAGEN PROPERTIES, INC., a Maryland corporation (the
"Corporation"), having its principal offices within the State of Maryland c/o Prentice-Hall Corporation System Maryland, 1123 Eutaw Street, Baltimore, Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

          FIRST:  The charter of the Corporation as currently in effect,
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consisting of Articles of Amendment and Restatement of Alexander Haagen
Properties, Inc. filed with the Department on December 9, 1993 (the "Charter"), is hereby further amended by deleting therefrom in its entirety Article I and by substituting in lieu thereof the following new Article I:


                                   ARTICLE I.

                                      NAME

          The name of the corporation is:  CenterTrust Retail Properties, Inc.

          SECOND:  The Charter of the Corporation is hereby further amended by
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deleting therefrom in its entirety Section 1 of Article IV and by substituting in lieu thereof the following new Section 1 of Article IV:

                                  ARTICLE IV.
                                     STOCK

          Section 1. Authorized Shares. The total number of shares of stock which the Corporation is authorized to issue is one hundred and sixty million (160,000,000), of which one hundred million (100,000,000) are shares of common stock, $.01 par value per share ("Common Stock"), fifty million (50,000,000) are shares of excess stock, $.01 par value per share ("Excess Stock"), and ten million (10,000,000) are shares of preferred stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,600,000. Each of the Common Stock, the Excess Stock and the Preferred Stock are separate classes of stock of the Corporation.

The remaining paragraphs of Article IV of the Charter (other than Section 1 of such Article) are unchanged and continue in full force and effect.

          THIRD:  The foregoing amendments to the Charter of the Corporation
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were duly advised by the Board of Directors of the Corporation and duly approved by the stockholders of the Corporation, all in accordance with applicable sections of the Maryland General Corporation Law and the Charter and Bylaws of the Corporation.
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          FOURTH:  Immediately prior to the amendments contained in these
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Articles of Amendment, the Corporation had authority to issue eighty million
(80,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock, twenty-five million (25,000,000) shares of Excess Stock and five million (5,000,000) shares of Preferred Stock, and the aggregate par value of all such authorized shares of stock of the Corporation having par value was eight hundred thousand dollars ($800,000).

          FIFTH:  Immediately following the amendments contained in these
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Articles of Amendment, the Corporation will have authority to issue one hundred sixty million (160,000,000) shares of stock, consisting of one hundred million (100,000,000) shares of Common Stock, fifty million (50,000,000) shares of Excess Stock and ten million (10,000,000) shares of Preferred Stock, and the aggregate par value of all such authorized shares of stock of the Corporation having par value will be one million six hundred thousand dollars ($1,600,000).

          SIXTH:  The preferences, conversion and other rights, voting powers,
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restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of capital stock of the Corporation is not changed by these Articles of Amendment.


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          IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Secretary as of the 30th day of July, 1998, and its President acknowledges that these Articles of Amendment are the act and deed of the Corporation and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                           ALEXANDER HAAGEN PROPERTIES, INC.


/s/ Steven M. Jaffe               By:  /s/ Edward D. Fox
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Steven M. Jaffe                        Edward D. Fox
Secretary                              President


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